EXHIBIT (p)(9)

SW Asset Management, LLC

CODE OF ETHICS

Introduction

This Code of Ethics (“Code”) contains fiduciary policies and procedures that are applicable to the investment management activities conducted by SW Asset Management, LLC (“SW”). Presently, all senior management personnel of SW are holders of the Chartered Financial Analyst (CFA) designation and members of the CFA Institute. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Senior management of SW abides by the Code of Ethics and Standards of Professional Conduct developed by the CFA Institute. All employees of SW are expected to understand these policies and to abide by them as well. This document integrates the various policies and procedures constituting the Code of both SW and the Funds it manages. All new employees must acknowledge in writing that they have read, understand, and will abide by the Code. In addition, all officers, directors, and employees must certify annually (using the form attached as Appendix 1) that they have complied with all of the requirements of the Code.

Code of Ethics

SW is a fiduciary of its Clients (including the Funds) and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. The SEC has stated that this duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. We must affirmatively exercise authority and responsibility for the benefit of our Clients and may not participate in any activities that may conflict with the interests of our Clients. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1. Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

2. Place the integrity of the investment profession and the interests of clients above our own personal interests.

3. Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

EXHIBIT (p)(9)

4. Practice and encourage others to practice in a professional and ethical manner that will reflect credit on ourselves and the profession.

5. Promote the integrity of, and uphold the rules governing capital markets.

6. Maintain and improve our professional competence and strive to maintain and improve the competence of other investment professionals.

Standards of Professional Conduct

I. PROFESSIONALISM

A. Knowledge of the Law. All officers, directors, and employees of SW must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, one must comply with the more strict law, rule, or regulation. All officers, directors, and employees must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity. All officers, directors, and employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. All members of SW must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C. Misrepresentation. All officers, directors, and employees must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. Misconduct. All officers, directors, and employees of SW must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competency.

II. INTEGRITY OF CAPITAL MARKETS

A. Material Nonpublic Information. All officers, directors, and employees of SW who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. All officers, directors, and employees of SW must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

EXHIBIT (p)(9)

III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. All officers, directors, and employees of SW have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. All must act for the benefit of their clients and place their clients’ interests before SW’s or their own interests. In relationships with clients, all officers, directors, and employees of SW must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

B. Fair Dealing. All officers, directors, and employees of SW must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1) When in an advisory relationship with a client, all officers, directors, and employees of SW must:

a) Make a reasonable inquiry into a client’s or prospective clients’ investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess, and update this information regularly.

b) Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c) Judge the suitability of investments in the context of the client’s total portfolio.

2) When responsible for managing a portfolio to a specific mandate, strategy, or style, one must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, all officers, directors, and employees of SW must make reasonable efforts to ensure that it is fair, accurate, and complete.

E. Preservation of Confidentiality. All officers, directors, and employees of SW must keep information about current, former, and prospective clients confidential unless:

1) The information concerns illegal activities on the part of the client or prospective client.
2) Disclosure is required by law.
3) The client or prospective client permits disclosure of the information.

EXHIBIT (p)(9)

IV. DUTIES TO SW

A. Loyalty. In matters related to their employment, all officers, directors, and employees must act for the benefit of SW and not deprive SW of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to SW.

B. Additional Compensation Agreements. All officers, directors, and employees of SW must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with SW’s interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors. All officers, directors, and employees of SW must make reasonable efforts to detect and prevent violations of applicable laws, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

A. Diligence and Reasonable Basis. All officers, directors, and employees of SW must:

1) Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2) Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communications with Clients and Prospective Clients. All officers, directors, and employees of SW must:

1) Disclose to clients and prospective client the basic format and general principles of the investment processes used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
2) Use reasonable judgment in identifying which factors are important to their investment analysis, recommendations, or actions and include those factors in communications with clients and prospective clients.
3) Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. All officers, directors, and employees of SW must develop and maintain appropriate records to support their investment analysis, recommendations, and actions, and

EXHIBIT (p)(9)

other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A. Disclosure of Conflicts. All officers, directors, and employees of SW must make full and fair disclosure of all matters that could reasonably be expected to impair their independence or objectivity or interfere with respective duties to their clients, prospective clients, and SW. All officers, directors, and employees of SW must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively. All must be pre-approved by either the CCO or his designee.

B. Priority of Transactions. Investment transactions for clients and SW must have priority over investment transactions in which an officer, director, or employee is the beneficial owner.

C. Referral Fees. All officers, directors, and employees of SW must disclose to SW, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services. All must be pre-approved by either the CCO or his designee.